Exhibit 99

 OMI Corporation Reports Highest Ever Fourth Quarter and Fiscal Year Net Income

     STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 14, 2005--OMI Corporation (NYSE:
OMM):

     Highlights for the Fourth Quarter of 2004

     -- Highest quarterly net income ever reported; for the fourth quarter ended December 31, 2004, $108,510,000 or $1.21 basic and diluted earnings per share ("EPS") and exceeded the highest annual net income in the Company's history.

     -- Net Income excluding gain on disposals of $2,426,000 was $106,084,000 (see Reconciliation of net income before non-recurring items) or $1.18 basic and diluted EPS (compared to the analyst EPS consensus of $1.12) for the quarter.

     -- Net income increased $94 million or 647% over the fourth quarter last year.

     -- Revenues increased $122 million or 141% over the fourth quarter last year. OMI continues to expand its fleet size through the acquisition of modern vessels. During the fourth quarter, OMI took delivery of three 2004 built product carriers under previously announced acquisition agreements.

     -- 40% increase in quarterly dividend from $0.05 to $0.07 per share. The Board of Directors subsequently increased the quarterly dividend to $0.08 per share in the first quarter of 2005.

     -- Repurchased 6,302,000 shares of OMI common stock at an aggregate of $125,584,000.

     -- Board authorized a program to repurchase of up to 4.25 million common shares from time to time.

     OMI Corporation (NYSE: OMM) a major international tanker owner and operator today reported net income of $108,510,000 or $1.21 basic and diluted EPS for the fourth quarter ended December 31, 2004. Net income for the fourth quarter ended December 31, 2003 was $14,531,000 or $0.18 basic and diluted EPS. For the year ended December 31, 2004 net income was $245,695,000 or $2.87 basic and $2.86 diluted EPS. Net income for the year ended December 31, 2003 was $76,471,000 or $0.98 basic and diluted EPS. Net income for 2004 was higher than net income reported in any of the fiscal years from the Company's inception in 1998.
     Revenue of $207,898,000 for the three months ended December 31, 2004 increased $121,722,000 or 141 percent compared to revenue of $86,176,000 for the three months ended December 31, 2003. Revenue of $564,674,000 for the year ended December 31, 2004 increased $241,521,000 or 75 percent compared to revenue of $323,153,000 for the year ended December 31, 2003.
     Craig H. Stevenson, Jr., Chairman and Chief Executive Officer of the Company commented that "this is the highest earnings ever for us in a given quarter and fiscal year, significantly exceeding previous record quarterly earnings. Rates achieved in 2004, especially in the fourth quarter, were some of the highest historically in the oil tanker industry, as a result of higher than expected demand for oil products increasing the demand for tankers. We have fixed approximately 67% of our Suezmax days for the first quarter of 2005 at an average TCE of approximately $63,000 per day, slightly above last year's average rate for the first quarter. Rates have been trending down, however, and we expect the remainder of the quarter to be lower. We have instituted new environmental initiatives, which are costly, in order to assure our operations are as high quality and environmentally friendly as our ships are. Other costs have also been rising. Nonetheless, with a 50% larger Suezmax fleet than in the first quarter of 2004, we anticipate greater earnings in the quarter than in last year's first quarter. As we look at 2005, we see continuing growth in world oil demand, which we expect to lead to a strong year overall, though with normal seasonal declines in the second and third quarters.
     "Additionally, OMI has completed the sale of our last two non-double hull vessels in January 2005; we now have an entire fleet of double hull vessels. OMI prides itself in having a modern well maintained tanker fleet. Compliance with 2003 International Maritime Organization ("IMO") regulations for the phasing out of the majority of single hull vessels by 2010 is no longer an issue to be addressed by the Company, customers or investors. OMI currently operates the youngest large fleet of double hull vessels in the world. At year end, taking into account a vessel delivered to us in early 2005 and these last dispositions the average age of OMI's fleet was 2.6 years old. "

     RECENT ACTIVITIES AND OTHER HIGHLIGHTS


    Operational

    --  Acquisitions:

        -- In January 2005, we took delivery of the LAUREN, a 47,000 deadweight tons ("dwt") product carrier, from the shipyard. We paid cash for the vessel which is operating in the spot market.

        -- In January 2005, we also agreed to time charter in two Suezmax vessels for seven years upon the vessels' deliveries from a shipyard in the second and third quarters of 2005.

        -- In December 2004, we purchased a 2004 built 1B ice-class product carrier (RUBY), contracted from another owner in September. The RUBY operates in the spot market.

        -- In October 2004, we took delivery of a newbuilding product carrier (JEANETTE) (included in the Athenian acquisition of July 2004). The vessel was involved in a collision shortly following delivery and was out of service until December. The JEANETTE began a short-term time charter in December and will operate in the spot market in 2005.

        -- In October 2004, we took delivery from the shipyard of a 1A ice-class product carrier (GANGES). The GANGES operates in the spot market.

    --  Dispositions:

        -- In January 2005, we sold our last two non-double hull vessels (TANDJUNG AYU and BANDAR AYU) The vessels were built in 1993 and were operating on time charters due to expire in mid-2005. A gain of approximately $2.8 million will be recorded in the first quarter of 2005.

        -- In December 2004, OMI sold its only single hull product carrier (SHANNON). The loss on the sale of approximately $1.3 million was recorded in the fourth quarter of 2004.

        -- In November 2004, OMI sold the SETTEBELLO, a 1986 built single hull ultra large crude carrier, ("ULCC"). The gain on the sale of approximately $3.5 million was recorded in the fourth quarter of 2004.

    --  Vessel Performance:

        -- In the fourth quarter of 2004, time charter equivalent ("TCE") rates for OMI's Suezmax fleet improved significantly, 81% over the third quarter 2004 and 156% over the comparable quarter of 2003. The following table reflects the improvement in average daily TCE rates earned in the spot market by our Suezmax fleet during the 2004 quarters compared to the 2003 quarters and year-to date ("YTD") 2004 as compared to YTD 2003:


------------------------------------------------
                       Daily TCE Rate  Percent
  Period               2004       2003 Increase
------------------------------------------------
 YTD-
  Twelve Months     $63,703    $33,961     88%
 -----------------------------------------------
 Fourth Quarter      90,062     35,174    156%
 -----------------------------------------------
 Third Quarter       49,717     19,145    160%
 -----------------------------------------------
 Second Quarter      43,415     38,053     14%
 -----------------------------------------------
 First Quarter       62,285     45,222     38%
 -----------------------------------------------


        -- Expenses to operate our vessels ("vessel expenses") during the year 2004 increased modestly for our product carriers and were comparable to 2003 expenses for our Suezmax fleet. During 2005, we expect vessel expenses to accelerate based on our additional costs for our quality program and policy for environmental compliance.

    Financial

    --  Issuance of Secured and Unsecured Debt

        -- Unsecured Convertible Notes: On December 7, 2004, we issued $250 million of convertible senior notes due 2024 ("Convertible Senior Notes"). The notes are senior unsecured obligations of OMI Corporation and bear interest at the rate of 2.875% per annum. Interest on the notes is payable on June 1 and December 1 each year beginning June 1, 2005. In general, upon conversion, the holder of each note would receive the conversion value of the note payable in cash up to the principal amount of the note, and at OMI's option the holder will receive either common stock or cash for the conversion value in excess of such principal amount.

            The initial conversion ratio is 32.5355 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $30.74 per share or 46.5% above our stock price of $20.98 on the issue date.

        -- Refinanced Bridge Loan: During November 2004, we entered into a ten-year $375 million credit facility at LIBOR plus a margin payable semi-annually. The facility refinanced the $250 million unsecured bridge loan (obtained in July 2004 to finance the initial payments for seven vessels and seven construction contracts) and amended and restated our $245 million credit facility. This facility is secured by 13 vessels; nine of which were refinanced and four vessels of which were acquired in 2004.

        -- Secured Term Loan: During November 2004, OMI obtained a ten year $142 million term loan at LIBOR plus a margin payable semi-annually. This loan is secured by four vessels acquired in 2004.

    -- On November 16, 2004, the Board of Directors of OMI approved an increase in our quarterly dividend from $0.05 per share to $0.07 per share and declared the $0.07 per share dividend to shareholders of record on December 22, 2004, which was paid on January 11, 2005. Additionally, on February 10, 2005, the Board of Directors of OMI approved an increase in our quarterly dividend from $0.07 per share to $0.08 per share and declared the $0.08 per share dividend to shareholders of record on March 22, 2005 which will be paid on April 12, 2005.

     MARKET OVERVIEW

     Suezmax Tanker Overview

     The tanker market was very strong in the fourth quarter of 2004, and the average TCE for Suezmax tankers in the West Africa to U.S. trade was about double that of the preceding quarter, more than double compared to the rate in the same period of last year, and the highest since the early 1970s. In addition, the average Suezmax TCE rate in 2004 was the highest since the early 1970s. This was the result of strong world oil demand due to improving world economic activity especially in the U.S., China and Southeast Asia, slower than anticipated return of nuclear plants taken off-hire for safety inspections in Japan, and the decline of the U.S. Dollar. Furthermore, the tanker market benefited from high OPEC oil production, especially from the long-haul Middle East, which replaced the loss of Iraqi oil production through a pipeline to the Mediterranean, the persistent shortfall of oil production in Venezuela and the loss of short-haul oil supply due to hurricane activity in the Gulf of Mexico. Rates increased notwithstanding an increase in the world tanker fleet. Tanker freight rates have fallen from their very high levels thus far in the first quarter of 2005, but they are still at very profitable levels.
     The average OPEC oil production in the fourth quarter of 2004 totaled about
29.8 million barrels per day ("b/d"), an average increase of 2.0 million b/d, or 7.2% compared to the same period last year. Most of OPEC's oil production growth came from the long-haul Middle East. After a reduction to its oil production quota, beginning April 1, 2004, OPEC increased its quota three times by a total of 3.5 million b/d, during the balance of 2004, to 27 million b/d (excluding
Iraq). The OPEC quota increases were the result of strong world oil demand growth, relatively low oil inventories as well as tight oil markets and very high oil prices. Last December, OPEC oil producers decided to reduce their oil production by 1.0 million b/d beginning January 1, 2005, to support weakening oil prices and to prevent oil inventory build with the seasonally low oil demand second quarter in mind. However, even after the cut, which is expected to average less than 1.0 million b/d, OPEC oil production, including Iraq, in the first quarter of 2005 is expected to be at a higher rate than the same period a year ago. In their January 30, 2005 meeting, OPEC oil producers decided to rollover last December's agreement.
     World oil demand in the fourth quarter of 2004 was higher than the preceding quarter as well as substantially higher than the same period of last year. World oil demand in 2004 was about 2.8 million b/d, or 3.5% higher than in 2003. This was due to increasing world economic activity, especially in the United States, Latin America, China and Southeast Asia. World oil demand is expected to increase further in the foreseeable future but at a slower rate as measures are taken to moderate economic activity, especially in the U.S. and China as well as expected persistent high oil prices due to low spare oil production capacity and ongoing geopolitical risks.
     Total commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of 2004 were about 32 million barrels, or 1.5% higher than the year earlier level, and marginally above the average of the last five years. At the same time, crude oil inventories were 1.1% higher and petroleum products inventories were marginally below the average of the last five years, respectively. Oil inventories are expected to increase early in 2005 but decrease later in the year, and by year-end be below the level prevailing at the end of 2004.
     The world tanker fleet totaled 305.7 million dwt at the end of 2004, up by
17.0 million dwt or 5.9% from the year-end 2003 level. The tanker orderbook totaled about 82.9 million dwt, or 27.1% of the existing fleet at the end of 2004. Approximately 28.2 million dwt are for delivery in 2005, 23.4 million dwt in 2006, 25.0 million dwt in 2007 and most of the balance in 2008. The tanker orderbook includes 74 Suezmaxes of about 11.7 million dwt or 29.4% of the existing internationally trading Suezmax tanker fleet.
     The accelerated phase-out of single-hull tankers due to new IMO and European Union ("EU") regulations is expected to moderate the effect of the relatively large tanker orderbook. At the end of 2004, approximately 33.3 million dwt or 10.9% of the total tanker fleet was 20 or more years old, including 11.8 million dwt or 3.9% of the fleet which was 25 or more years old. Furthermore, 12 Suezmaxes were 20 or more years old, including 4 which were 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 10.4 million dwt in 2004, including nine Suezmaxes and 11 VLCC.
     The EU adopted new tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which will commence on April 5, 2005. These regulations primarily prevent single-hull tankers of 5,000 dwt and above from carrying heavy fuel oil from early April 2005, accelerate the phase-out of single-hull tankers to 2010, in line with EU rules, and force all single-hull tankers to comply with the Condition Assessment Scheme ("CAS") from the age of 15 years, commencing in 2005. Finally, tankers with only double sides or double bottoms will be allowed to operate beyond 2010, provided that these tankers were in service on July 1, 2001. Such tankers will not be allowed to operate beyond the date on which they become 25 years of age after the date of delivery.
     At the end of 2004, there were about 104.2 million dwt of tankers or 34.1% of the total tanker fleet which will be affected by these regulations.

     Product Tanker Overview

     Freight rates in the product tanker market increased substantially in 2004 and, in the fourth quarter, the average spot TCE for handysize product tankers in the Caribbean was more than 50% higher than the preceding quarter rate and the rate prevailing in the same period of last year. In addition, the average rate in 2004 was the highest level since the early 1970's. The product tanker market strength has been the result of increasing world economic activity especially in the U.S., China and Southeast Asia, and high growth in the demand for oil, notwithstanding a substantial increase of the world product tanker fleet.
     The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about
60.0 million dwt at the end of 2004, up by about 13.4% from the year-end 2003 level. It should be noted that about 2.6 million dwt in the "oil/chemical carrier" tanker category were added to the product tanker fleet as of September 30, 2004. These tankers have been trading in the product tanker market.
     The product tanker orderbook for delivery over the next few years totaled about 27.9 million dwt, or about 46.5% of the existing product tanker fleet at the end of 2004. It should be noted that about 2.7 million dwt in the "oil/chemical carrier" tanker category were added to the product tanker orderbook as of September 30, 2004. Approximately 9.5 million dwt are for delivery in 2005, 9.5 million dwt in 2006, 7.2 million dwt in 2007 and most of the balance in 2008. At the end of 2004, approximately 11.5 million dwt or 19.2% of the existing fleet was 20 or more years old. The orderbook for handysize and handymax product tankers at the end of 2004 totaled about 12.3 million dwt or 34.3% of the existing handysize and handymax product tanker fleet.
     Total commercial inventories of oil products in the United States, Western Europe and Japan at the end of 2004 were 16 million barrels or 1.2% higher than the same time a year ago, and marginally below the average of the last five years. At the same time, inventories of middle distillates, the seasonal product, in these areas were marginally below last year but 1.1% above the last five years average. Commercial middle distillates in the United States at the end of 2004 were approximately 6.1% and 4.5% below last year and the last five years average, respectively.
     The tanker market is expected to benefit as a result of higher world oil demand due to improving world economic activity, especially in the U.S., Latin America, China and Southeast Asia, higher oil production by the long-haul Middle East OPEC members, possible disruptions due to political instability in short-haul oil producers Venezuela and Nigeria and stricter tanker regulations by IMO and the European Union.

     FINANCIAL INFORMATION

     The following table summarizes OMI Corporation's results of operations for the fourth quarter and year ended December 31, 2004 compared to the fourth quarter and year ended December 31, 2003.


RESULTS OF OPERATIONS
-------------------------------

(In thousands, except per share  For The Quarter        For The Year
 data)                                 Ended               Ended
(unaudited)                          December 31,        December 31,
                                    2004     2003      2004      2003
                                --------- -------- --------- ---------
Voyage and time charter revenue $207,584  $86,076  $563,749  $322,928
Voyage expense                    26,617   14,592    80,183    53,756
                                --------- -------- --------- ---------
Time charter equivalent revenue  180,967   71,484   483,566   269,172
Other revenue                        314      100       925       225
Vessel expenses and charter
 hire expense                     38,734   20,654   122,797    79,451
Depreciation and amortization     16,459   12,933    56,172    50,891
General and administrative
 expenses                         10,059    4,689    24,867    16,603
Provision for settlement and
 related expenses (1)                  -    6,000         -     6,000
Provision for impairment loss
 on vessels (2)                        -    2,770         -     2,770
(Gain) loss on disposal of
 vessels-net  (3)                 (2,426)   3,585    (1,726)   14,358
                                --------- -------- --------- ---------
Operating income                 118,455   20,953   282,381    99,324
                                --------- -------- --------- ---------

(Loss) gain on investments (4)         -        -    (3,098)      618
Interest expense                 (10,206)  (6,539)  (34,460)  (23,854)
Interest income                      261      117       872       383
                                --------- -------- --------- ---------
Net  income                     $108,510  $14,531  $245,695   $76,471
                                ========= ======== ========= =========

Basic earnings  per share          $1.21    $0.18     $2.87     $0.98
Diluted  earnings  per share       $1.21    $0.18     $2.86     $0.98

Weighted average shares
 outstanding-basic                89,684   79,913    85,712    77,934
Weighted average shares
 outstanding-diluted              89,815   80,122    85,839    78,182

(1) The 2003 Provision for settlement and related expenses relates to the agreement with the Department of Justice with regards to violating certain regulations. Payment was made in August 2004.

(2) The 2003 Provision for impairment losses relates to two 1981 single hull Panamax vessels.

(3) The fourth quarter of 2004 gain on disposal of vessels-net of $2,426,000 resulted primarily from the disposal of two single hull vessels, our 1986 built ULCC vessel and our 1991 built product carrier. The year to date net gain of $1,726,000 resulted from the two vessels disposed of in the fourth quarter in addition to the disposal of three single hull Panamax vessels, built 1981-1984, and the disposal of a single hull 1988 built product carrier. The fourth quarter of 2003 loss on disposal of $3,585,000 was primarily the result of the sale of a 1988 built single hull product carrier. The loss of $14,358,000 for the year ended 2003 resulted from the loss on the disposal of the product carrier in the fourth quarter, and the sale of four single hull product carriers built 1984-1991 earlier in the year.

(4) The 2004 loss on investment of $3,098,000 resulted from expenses related to the terminated Stelmar acquisition. The 2003 gain on disposal of investment relates primarily to the final settlement of accounts for an investment that was dissolved in prior years.


     RECONCILIATION OF NET INCOME BEFORE NON-RECURRING ITEMS

     The following table is a reconciliation of Net income to Net income without non-recurring items for the fourth quarter and year ended December 31, 2004 compared to the fourth quarter and year ended December 31, 2003:


                           For The Quarter Ended  For The Year Ended
                                 December 31,        December 31,
(In thousands, except per
 share data)                      2004      2003      2004      2003
                              --------  --------  --------  --------
Net income                    $108,510  $ 14,531  $245,695  $ 76,471
Add (subtract)
 non-recurring items:
Provision for settlement
 loss and related expenses           -     6,000         -     6,000
Provision for impairment
 loss on vessels                    -      2,770         -     2,770
(Gain) loss on disposal
 of assets                      (2,426)    3,585    (1,726)   14,358
Loss (gain) on investment            -         -     3,098      (618)
                              --------  --------  --------  --------
Net income without
 non-recurring items          $106,084  $ 26,886  $247,067  $ 98,981
                              ========  ========  ========  ========

Basic EPS:
Net income                      $ 1.21    $ 0.18    $ 2.87    $ 0.98
Add (subtract)
 non-recurring items:
Provision for settlement
 loss and related expenses           -      0.08         -      0.08
Provision for impairment
 loss on vessels                    -       0.03         -      0.03
(Gain) loss on disposal
 of assets                       (0.03)     0.04     (0.02)     0.18
Loss (gain) on investment            -         -      0.04     (0.01)
                              --------  --------  --------  --------
Basic EPS without
 non-recurring items            $ 1.18    $ 0.33    $ 2.89    $ 1.26
                              ========  ========  ========  ========

Diluted EPS without
 non-recurring items            $ 1.18    $ 0.34    $ 2.88    $ 1.27
                              ========  ========  ========  ========


     Net income without non-recurring items is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses, and general and administrative expenses without non-recurring losses, such as the amount written off in 2004 relating to the expenses from the proposed acquisition of Stelmar, gains and losses from dispositions of vessels, impairment adjustments, and provision for settlement loss and related expenses. While net income without non-recurring items is frequently used by management as a measure of the operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income without non-recurring items should not be considered an alternative to net income or other performance measurements under generally accepted accounting principles.

     Time Charter Equivalent Revenue

     OMI operates vessels on both voyage (or "spot") charters and on time charters ("TC"). In both 2004 and 2003, the majority of our tonnage (primarily our Suezmax vessels) operated in the spot market giving us the ability to take advantage of the strong spot market. Currently 79% of our vessels dwt or 24 vessels operate in the spot market and 17 of our 41 vessels operate on time charters (see Fleet Report), five of which have profit sharing arrangements. Our time charters with profit sharing arrangements have a floor rate and profit sharing without a cap, which enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses, general and administrative expenses and interest expense) during weak periods when spot rates are not as strong. Total revenue increased significantly in the fourth quarter and for the year ended December 31, 2004 compared with the same periods in 2003 due primarily to higher rates in 2004 generated by vessels operating in the spot market. (See discussion below for the fluctuation analysis of TCE revenue and the Market Overview section for explanations for the increased rates during the periods in the spot market.)
     TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. TC revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year. The Company earned TCE revenue of $180,967,000 for the fourth quarter and $483,566,000 for the year ended December 31, 2004 and $71,484,000 for the fourth quarter and $269,172,000 for the year ended December 31, 2003.
     During the fourth quarter of 2004, 83 percent or $150,364,000 of our TCE revenue was earned by vessels operating on voyage charters and 17 percent or $30,603,000 of our TCE revenue was earned by vessels operating on TC.

     -- TCE revenue of $150,364,000 was earned by vessels operating in the spot market during the 2004 fourth quarter compared to the $43,032,000 earned during the fourth quarter in 2003. The increase in earnings of $107,332,000 (249%) was the result of (1) 460 more operating days in 2004 for five Suezmax vessels acquired in the third quarter of 2004
          (2) higher spot rates for 10 Suezmax vessels in 2004 (operated in both 2004 and 2003 periods) compared to their performance and rates achieved in the comparable fourth quarter of 2003, (3) additional TCE revenue relating to 139 operating days generated by pool members of the Gemini Tankers Suezmax pool operated by OMI which began in December 2003, (4) additional TCE revenue from 145 more operating days from four product carriers acquired in 2004 and (5) additional TCE revenue from 100 days of revenue generated in the spot market by three product carriers whose time charter contracts expired and began operating on spot charters during the quarter.

     -- TCE revenue of $30,603,000 was earned by vessels on time charter during the fourth quarter of 2004 compared to $28,452,000 earned during the fourth quarter of 2003. The increase in earnings of $2,151,000 (8%) was the result of (1) 331 more operating days in 2004 for four product carriers acquired in 2004 and (2) higher time charter revenue for two product carriers with extensions at higher rates starting in 2004. Increases in TCE revenue earned were offset in part by decreases in TC revenue as a result of the expiration of four time charters in 2004 resulting in 192 less operating days in the fourth quarter (three vessels began operating on spot charters and one vessel that terminated its time charter was sold in August 2004).

     During the year ended December 31, 2004, 73 percent or $352,996,000 of our TCE revenue was earned by vessels operating on voyage charters and 27 percent or $130,570,000 of our TCE revenue was earned by vessels operating on TC.

     -- TCE revenue of $352,996,000 was earned by vessels operating in the spot market during the year ended December 31, 2004 compared to $153,575,000 earned during the year ended December 31, 2003. The increase in earnings of $199,421,000 (130%) was the result of (1) 1,166 more operating days in 2004 for five Suezmax vessels acquired in the third quarter of 2004 and two Suezmax vessels acquired in August 2003 (2) higher spot rates for 10 Suezmax vessels in 2004 compared to their performance and rates achieved in the comparable period in 2003,
          (3) additional TCE revenue relating to 643 operating days generated by pool members of the Gemini Tankers Suezmax pool operated by OMI beginning in December 2003, (4) additional TCE revenue from 145 operating days from four product carriers acquired in 2004 and (5) 100 additional operating days from three product carriers whose TC's expired and began operating on spot charters.

     -- TCE revenue of $130,570,000 was earned by vessels on time charter during the year ended December 31, 2004 compared to $115,597,000 earned during the year ended December 31, 2003. The increase in earnings of $14,973,000 (13%) was the result of (1) 856 more operating days in 2004 for four product carriers acquired in 2004, (2) higher profit sharing recorded on three vessels as a result of better market conditions over the past twelve months for product carriers and (3) higher time charter revenue for two product carrier extensions with higher rates starting in 2004. Increases in TCE revenue earned were offset in part by decreases in TC revenue for the expiration of four time charters in 2004 resulting in 261 less operating days in the fourth quarter (three vessels began operating on spot charters and one vessel that terminated its time charter was sold in August 2004).

     Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

     Operating Expenses

     Vessel expenses and charter hire expense increased $18,080,000 for the fourth quarter and $43,346,000 for the year ended December 31, 2004 compared to the same periods in 2003. Charter hire expense increased $13,661,000 for the fourth quarter and $37,328,000 for the year ended December 31, 2004 compared to the same periods in 2003, primarily for the charter hire expense for the two vessels that commenced operating in the Gemini Suezmax pool (see Note below for discussion of Gemini Pool). Vessel expenses increased $4,419,000 for the fourth quarter and $6,018,000 for the year ended December 31, 2004 compared to the same periods in 2003, primarily as a result of vessels acquired offset by a reduction in vessel expenses for the disposal of the older single hull vessels, which had higher operating costs than the newbuildings acquired. Compared to the same periods in 2003, depreciation and amortization expense increased $3,526,000 during the fourth quarter and increased $5,281,000 during the year ended December 31, 2004. Increases in depreciation expense in both periods resulted from the acquisition of vessels, which were offset in part by reductions to depreciation expense relating to the five vessels disposed of in 2003 and six vessels disposed of during 2004. General and administrative expenses increased $5,370,000 for the fourth quarter and $8,264,000 for the year ended December 31, 2004 compared to the same periods in 2003, primarily as a result of increases in personnel due to increased fleet size and other additional corporate requirements, expenses of the newly formed London office (commencing in August
2004) and additional professional expenses relating to Sarbanes Oxley compliance, audit and other professional services.

     Note: In December 2003, OMI began operating Gemini Tankers ("Gemini"), which is a wholly owned subsidiary of OMI. Gemini is a pool for double hull Suezmax vessels. Currently, there are 17 Suezmax vessels (15 from OMI and two from a European shipowner) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the two non-OMI vessels are included in OMI's consolidated charter hire expense. Since Gemini did not commence until December 2003, there was no effect on the first eleven months of 2003.

     LIQUIDITY AND CAPITAL EXPENDITURES

     Cash and cash equivalents of $41,805,000 at December 31, 2004 decreased $6,983,000 from $48,788,000 at December 31, 2003. Net cash provided by operating activities of $266,786,000 for the year ended December 31, 2004 increased $124,265,000 compared to $142,521,000 for the year ended December 31, 2003. During 2004, we made cash payments for capital expenditures (vessel acquisitions, capital improvements and construction contracts) aggregating $675,639,000 and we paid $4,087,000 in drydock costs. Also, we paid cash in aggregate amount of $141,405,000 to repurchase 7,890,300 shares of common stock, net of commissions, which included 6,302,300 shares for an aggregate of $125,584,000 acquired in the fourth quarter of 2004. We funded our capital expenditures, including our acquisitions, with operating cash flow, issuance of debt and equity. During the fourth quarter of 2004, we issued $250,000,000 in 2.875% unsecured convertible notes (40% of the proceeds were used to repurchase common stock, mentioned above), and we amended and restated our $245,000,000 credit facility with a ten year $375,000,000 credit facility, secured a ten year $142,000,000 term loan (see Recent Activities and Other Highlights) and repaid our bridge loan of $250,000,000. We have used excess proceeds from the convertible notes to make voluntary payments on our credit facilities. As of December 31, 2004, the available debt under credit facilities was $261,150,000. Additionally, we generated cash proceeds of $137,695,000 by selling 12,204,000 shares of common stock at the end of the second quarter of 2004.
     Our debt to total capitalization (debt and stockholders' equity) at December 31, 2004 was 55 percent and net debt (total debt less cash and cash equivalents) to total net capitalization (total capitalization less cash and cash equivalents) was 54 percent. As of February 11, 2005, we have approximately $410,000,000 in available liquidity (including cash and undrawn lines of credit). We expect to use cash from operations and undrawn balances available to us through our revolving credit facilities or committed bank debt to finance capital expenditures as discussed below.

     Capital Expenditures for Vessels Under Construction Contracts and Drydock

     Vessels Under Construction Contracts

     At December 31, 2004, we had commitments to take delivery of 10 product carriers; four of which are handysize ice class 1A product carriers. The contract costs for the 10 vessels aggregated $354,160,000. As of December 31, 2004, $113,901,000 in payments have been made on these contracts, $108,197,000 of which was paid in 2004. On January 4, 2005, one of the product carriers, the LAUREN, with an original contract cost of $38,700,000 was delivered and began a short-term time charter upon delivery from the shipyard. The vessel was purchased with cash and is unencumbered. Four of the remaining vessels will be delivered in 2005 and five in 2006. Two of the vessels to be delivered in 2005 will begin five year time charters upon delivery.
     As of December 31, 2004, future construction and delivery payments (before financing, if any) are as follows:


           Year                 Payments
--------------------------   --------------
            2005                  $135,844   (1)
            2006                   104,415

                             --------------
Total Remaining Payments          $240,259
                             ==============

(1) Includes payment of $18,676,000 in January 2005 for the delivery of the LAUREN.

Note: See the Fleet Report section for the expected delivery dates of the vessels.

     2005 Drydocks

     OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. On a regular basis we have certain vessels inspected and evaluated in anticipation of a drydock during the year. Currently, we anticipate drydocking twelve vessels, five during the first half of 2005 (three in the first quarter) and seven during the second half of 2005, for an estimated aggregate cost of $8,050,000. The vessels are expected to incur up to approximately 260 off-hire days.
     The following is a breakdown of the estimated drydock cost (in thousands) for the first half of 2005 by quarter and the second half of 2005 with allocation of off-hire days by vessel segment and charter type (spot or TC) for product carriers:


                     Number of   Number of    Number of    Projected
                        Days         Days        Days
                    First Qtr.   Second Qtr. Second half     Costs
                        -2005       -2005       of 2005
                    ------------ ----------- ------------ ------------
Crude-Suezmax
 Fleet                        -          25           75       $3,100

Clean Fleet:
  Products -TC               20          20           60        2,450
  Products -spot             40           -           20        2,500
                    ------------ ----------- ------------ ------------
Total                        60          45          155       $8,050
                    ============ =========== ============ ============

     Contracted Time Charter Revenue

     OMI has time charter contracts currently on 19 vessels, seven with profit sharing arrangements (two contracts with profit sharing arrangements will not begin until such vessels are delivered from the shipyard in 2005) that expire at various anniversary dates related to the initial contract or renewal dates to August 2010. The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing of $10.4 million earned by five vessels during the year ended 2004 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks and for the sale of two product carriers sold in January 2005 that had April and July 2005 expiration dates.
     The following table reflects our actual results of 2004 and current contracted time charter revenue through 2009:


                Actual
                 2004     2005     2006     2007     2008      2009
               -------   ------   ------   ------   ------    ------
 (In millions)
 TC Revenue    $130.6    $81.5    $56.6    $38.4    $26.7     $13.9
 Number of
  Vessels (a)      21(b)    15(c)     8(d)     7(e)     5(f)     2(g)

(a) Number of vessels at the end of each year.

(b) 25 vessels operated on time charters during 2004; four vessels began contracts upon delivery of the vessel in 2004, four vessels began new or renewal contracts and five vessels completed time charter contracts during the year.

(c) 23 vessels will operate on time charters during 2005, including two vessels that will begin time charters upon delivery, one TC contract renewal (contracted in 2004) and assuming no other extensions, 8 vessels complete time charters.

(d) 15 vessels will operate on time charters during 2006; assuming no extensions, 7 vessels complete time charters.

(e) 8 vessels will operate on time charters in 2007; assuming no extension, one vessel will complete its time charter.

(f) 7 vessels will operate on time charters in 2008; 2 vessels complete time charters.

(g) 5 vessels will operate on time charters in 2009; 3 vessels complete time charters. The remaining two charters expire in 2010.

     ABOUT OMI

     OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 41 vessels (including the product carrier delivered on January 4, 2005 and excluding the two handysize crude oil tankers sold in January 2005) is one of the youngest in the world, with an average age of approximately 2.6 years, (see note (1) below) which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

     OMI trades on the New York Stock Exchange under the symbol "OMM".

     EARNINGS CONFERENCE CALL

     OMI Corporation will hold an earnings presentation on Tuesday, February 15, 2005 at 8:30 a.m. (eastern time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com. A replay of the call will be available at 11:30 a.m. on February 15, 2005 at
(888) 203-1112 for North America and (719) 457-0820 for International callers (Pass code 2670042).


(1) All averages referring to vessel age in this release are weighted averages based on deadweight tons ("dwt") and are calculated as of December 31, 2004, including the LAUREN, delivered January 4, 2005 and excluding the BANDAR AYU and TANDJUNG AYU sold in January 2005. Dwt, expressed in metric tons each of which is equivalent to 1000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line. Unless otherwise indicated, when we refer to our fleet of 41 vessels, we include two Suezmax tankers "chartered-in" to our fleet under long-term time charters.

     OTHER FINANCIAL INFORMATION

     CONDENSED BALANCE SHEETS

     The following are OMI's Condensed Balance Sheets as of December 31, 2004 and December 31, 2003:


CONDENSED BALANCE SHEETS                    December 31,  December 31,
(In thousands)                                     2004          2003
                                            ------------- -----------

Cash and cash equivalents                        $41,805     $48,788
Vessel held for sale (1)                               -      16,514
Other current assets                              87,009      46,006
Vessels and other property-net                 1,487,598     991,173
Construction in progress (newbuildings)          116,895      31,584
Other assets                                      37,699      19,755
                                            ------------- -----------
Total assets                                  $1,771,006  $1,153,820
                                            ============= ===========

Current portion of long-term debt (2)            $33,200     $21,369
Other current liabilities                         56,787      41,171
Long-term debt (2)                               907,236     543,503
Other liabilities                                  6,381      10,013
Total stockholders' equity                       767,402     537,764
                                            ------------- -----------
Total liabilities and stockholders' equity    $1,771,006  $1,153,820
                                            ============= ===========

(1) The SETTEBELLO was sold in November 2004.

(2) As of December 31, 2004, the available debt under credit facilities was $261,150,000. As of February 11, 2005, the available debt under credit facilities was $346,629,000.


     CONDENSED CASH FLOW

     The following are OMI's Condensed Cash Flows for the year ended December 31, 2004 and 2003:


CONDENSED CASH FLOWS
-------------------------------------
(In thousands)                        For The Years Ended December 31,
                                             2004      2003   Change
                                      ------------ --------- ---------
Provided (used) by:
Operating Activities                     $266,786  $142,521  $124,265
Investing Activities                     (622,651) (184,651) (438,000)
Financing Activities                      348,882    50,028   298,854
                                      ------------ --------- ---------
Net (Decrease) Increase in Cash
 and Cash Equivalents                      (6,983)    7,898   (14,881)
Cash and Cash Equivalents at the
 Beginning of the Year                     48,788    40,890     7,898
                                      ------------ --------- ---------
Cash and Cash Equivalents at the End
 of the Year                              $41,805   $48,788   $(6,983)
                                      ============ ========= =========

     RESULTS BY FLEET

     The following discussion of Vessel Operating Income (TCE revenue less vessel expenses, charter hire expense and depreciation and amortization) for the crude and clean segments excludes (Gain) loss on disposal of vessels-net and General and administrative expenses.
     Crude Oil Fleet-Vessel Operating Income increased $84,318,000 for the fourth quarter and $159,995,000 for the year ended December 31, 2004 over the comparable periods in 2003. The net increase in Vessel Operating Income during the 2004 periods was primarily attributable to increases in the Suezmax TCE revenue resulting from improved spot rates and increased earnings for the five Suezmaxes delivered in July and August of 2004 and two in August of 2003.


BREAKDOWN BY FLEET
----------------------------------------------------------------------
(In thousands, except daily rates & expenses, number of vessels and operating days)
(unaudited)                  For The Quarter Ended  For The Year Ended
                                    December 31,       December 31,
 CRUDE FLEET:                       2004     2003      2004      2003
                                --------- -------- --------- ---------
Suezmaxes:
 TCE revenue  (1), (2)          $140,758  $33,943  $319,247  $107,928
  Vessel expenses                  6,140    3,802    18,454    12,571
   Charter hire expense           20,984    5,972    59,496    18,587
   Depreciation and
    amortization                   7,964    4,425    23,393    15,076
                                --------- -------- --------- ---------
   Vessel Operating Income      $105,670  $19,744  $217,904   $61,694
                                ========= ======== ========= =========
 Average daily TCE               $90,062  $35,174   $63,703   $33,961
 Average daily vessel  expense    $5,134   $5,166    $5,092    $5,125

Average number of OMI vessels
 for the period * (3)               15.0     10.0      11.9       8.7
 Number of OMI TCE revenue
  days                             1,379      920     4,324     3,133
 Number of  pool member TCE
  revenue days (4)                   184       45       687        45

Handysize Crude Oil Carriers-on
 time charter (5):
 TCE revenue                      $2,981   $2,988   $11,924   $11,828
  Vessel expenses                    702      534     2,542     2,242
  Depreciation and amortization      714      714     2,857     2,856
                                --------- -------- --------- ---------
  Vessel Operating Income         $1,565   $1,740    $6,525    $6,730
                                ========= ======== ========= =========

 Average daily TCE               $16,202  $16,238   $16,290   $16,193
 Average daily  vessel  expense   $3,815   $3,424    $3,473    $3,072

Average number of vessels for
 the period                            2        2         2         2
 Number of  TCE revenue days         184      184       732       730

 Other Crude Carriers Sold in
  2004 (6):
 TCE revenue                      $1,655   $6,583   $21,187   $25,710
  Vessel expenses                    255    2,114     5,131     8,611
   Depreciation and
    amortization                       -    1,636     2,426     7,459
                                --------- -------- --------- ---------
   Vessel Operating Income        $1,400   $2,833   $13,630    $9,640
                                ========= ======== ========= =========

 Number of  TCE revenue days          25       92       782       365

 Total Vessel Operating Income  $108,635  $24,317  $238,059   $78,064
                                ========= ======== ========= =========

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

* includes two vessels chartered -in during the periods shown.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter, which assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses, whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE revenues, a non-GAAP measure, eliminates this distinction and provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages.

(2) TCE revenue and expenses includes revenue and expense generated by the Gemini pool. The Suezmax pool began December 2003 and includes our 15 Suezmaxes and two Suezmaxes owned by another pool member.

(3) In July and August 2004, three 2003 built and two 2004 built
    Suezmax vessels were acquired.

(4) Number of TCE revenue days for the two Suezmaxes owned by another pool member.

(5) In January 2005, the two handysize crude oil carriers were sold.

(6) During the fourth quarter 2004, our ULCC vessel was sold. Our three Panamax vessels were disposed of in the second and third quarters of 2004.

     Clean Fleet- Vessel Operating Income increased $2,666,000 for the fourth quarter and $6,342,000 for the year ended December 31, 2004 over the comparable periods in 2003. Increases in Vessel Operating Income in 2004 were attributable to the increases during the year ended 2004 for four product carriers acquired in 2003 and increases in both the fourth quarter and year ended 2004 for the seven product carriers acquired in 2004. Additionally, increases in profit sharing for the year ended 2004 for three of the five vessels that earned profit sharing in both 2003 and 2004 also attributed to increased Vessel Operating Income. Increases were offset by decreases in earnings for the five single hull product carriers that were disposed of in 2003 and two in 2004.


BREAKDOWN BY FLEET
------------------
(In thousands, except daily rates & expenses, number of vessels and operating days)

(unaudited)                  For The Quarter Ended  For The Year Ended
                                   December 31,        December 31,
 CLEAN FLEET:                      2004     2003      2004       2003
                                -------- -------- ---------  ---------
  TCE Revenue  (1):
   Products-on time charter (2) $27,622  $25,464  $118,646   $103,769
   Products-on spot               7,952    2,506    12,563     19,938
                                -------- ------------------- ---------
   Total TCE Revenue             35,574   27,970   131,209    123,707
   Vessel expenses               11,668    8,033    37,026     33,801
   Charter hire expense               -      323         -      4,081
   Depreciation and
    amortization                  7,689    6,063    27,134     25,118
                                -------- -------- ---------  ---------
   Vessel Operating Income      $16,217  $13,551   $67,049    $60,707
                                ======== ======== =========  =========

 Average daily vessel  expense
  (3)                            $5,296   $4,188    $4,503     $4,260
 Average number of vessels
  for the period   (4)*            23.9     20.8      22.2       21.7

Products-on time charter:
 Average daily TCE              $14,637  $14,386   $15,868    $15,572
 Number of  TCE revenue days      1,887    1,770     7,477      6,664

Products-on spot:
 Average daily TCE              $28,098  $14,744   $22,555    $12,913
 Number of  TCE revenue days        283      170       557      1,544

Note: Average daily vessel expenses are computed using the number of days in the period which OMI owned the vessel. Number of operating or TCE revenue days used to compute Average daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock.

(1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter, which assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker furl expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses, whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE revenues, a non-GAAP measure, eliminates this distinction and provides more meaningful information to us than voyage revenues, the most directly comparable GAAP measure. TCE revenues are also widely used by investors and analysts in the tanker shipping industry for comparing financial performance between companies and to industry averages.

(2) During the year ended December 31, 2004 OMI recognized profit sharing revenue of approximately $10,447,000 compared to $8,431,000 for the year ended December 31, 2003.

(3) During the year ended December 31, 2004, $375,000 in expense was excluded from daily vessel expenses because it relates to the settlement of a claim from 2002.

(4) In February, April, July, October and December 2004, four handysize and three handymax product carriers were acquired. In January and March of 2003, two handymax product carriers were acquired. In April and July of 2003, two Panamax product carriers were acquired. During 2004, two vessels were sold, one in the fourth quarter and one in the third quarter. During 2003, three vessels were sold in the fourth quarter and two vessels were sold in the second quarter.


     FLEET REPORT

     Our fleet is concentrated primarily into two vessel types, Suezmax tankers, which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. Our fleet currently comprises 41 vessels aggregating approximately 3.5 million dwt, (including one product carrier delivered in January 2005 designated as "(A)" in the table below and excluding the two product carriers disposed of in January 2005) consisting of 15 Suezmaxes, 24 handysize and handymax product carriers and two Panamax product carriers. Currently there are two vessels chartered-in: the OLIVER JACOB, whose charter expires June 2010 and the MAX JACOB, whose charter expires December 2006. However, we have a commitment to charter-in two additional vessels, beginning in the second half of 2005.
     The following table of OMI's Fleet includes, wholly owned vessels, chartered-in vessels (designated "(B)" in the table) and vessels to be acquired:


Name of        Type of     Ice     Year                    Charter
 Vessel        Vessel      Class   Built  Hull(1)    Dwt   Expiration
------------ ------------  -----   -----  -------    ---   ----------
CRUDE OIL FLEET:
----------------
ARLENE           Suezmax           2003     DH     165,293     SPOT
INGEBORG         Suezmax           2003     DH     165,293     SPOT
SOMJIN           Suezmax           2001     DH     160,183     SPOT
HUDSON           Suezmax           2000     DH     159,999     SPOT
POTOMAC          Suezmax           2000     DH     159,999     SPOT
DELAWARE         Suezmax           2002     DH     159,452     SPOT
DAKOTA           Suezmax           2002     DH     159,435     SPOT
ADAIR            Suezmax           2003     DH     159,199     SPOT
ANGELICA         Suezmax           2004     DH     159,106     SPOT
JANET            Suezmax           2004     DH     159,100     SPOT
SACRAMENTO       Suezmax           1998     DH     157,411     SPOT
PECOS            Suezmax           1998     DH     157,406     SPOT
SABINE           Suezmax           1998     DH     157,332     SPOT
OLIVER JACOB (B) Suezmax           1999     DH     157,327     SPOT
MAX JACOB (B)    Suezmax           2000     DH     157,327     SPOT
                                                ----------
                                                 2,393,862
                                                ----------
CLEAN FLEET:
----------------------
OTTAWA           Panamax           2003     DH      70,297   Apr-08
TAMAR            Panamax           2003     DH      70,362   Jul-08
NECHES          Handymax           2000     DH      47,052   Oct-07
SAN JACINTO     Handymax           2002     DH      47,038   Mar-05
MOSELLE         Handymax           2003     DH      47,037   Feb-06
GUADALUPE       Handymax           2000     DH      47,037     SPOT
AMAZON          Handymax           2002     DH      47,037     SPOT
ROSETTA         Handymax           2003     DH      47,015   Mar-06
LAUREN (A)      Handymax           2005     DH      46,955     SPOT
JEANETTE        Handymax           2004     DH      46,955     SPOT
HORIZON         Handymax           2004     DH      46,955     SPOT
ORONTES        Handysize    1B     2002     DH      37,383   Mar-06
OHIO           Handysize    1B     2001     DH      37,278   Dec-05
GARONNE        Handysize    1A     2004     DH      37,278   Apr-09(P)
GANGES         Handysize    1A     2004     DH      37,178     SPOT
RUBY           Handysize    1B     2004     DH      37,384     SPOT
ASHLEY         Handysize    1B     2001     DH      37,270     SPOT
MARNE          Handysize    1B     2001     DH      37,230     SPOT
LOIRE          Handysize    1A     2004     DH      37,106   Feb-09(P)
SAONE          Handysize    1A     2004     DH      36,986   Jul-09(P)
TRINITY        Handysize           2000     DH      35,834   Oct-06
MADISON        Handysize           2000     DH      35,828   Sep-06
RHONE          Handysize           2000     DH      35,775   Apr-05
CHARENTE       Handysize           2001     DH      35,751   Sep-06(P)
ISERE          Handysize           1999     DH      35,438   Sep-06(P)
SEINE          Handysize           1999     DH      35,407   Jul-05
                                                ----------
                                                 1,112,866
                                                ----------
Total Current Fleet                              3,506,728
                                                ----------
(1) "DH" is double hull.

(A) Vessel acquired in January 2005.

(B) Chartered -in vessel.

(P) Time charters with profit sharing. (SEINE and RHONE received profit sharing in 2004; however, the 2004 time charter extensions were renewed at higher rates with no profit sharing)


     Currently, we have the following 9 product carriers to be delivered:


Vessels to be Acquired:

Name of          Type of    Ice  Date To Be                  Charter
 Vessel           Vessel   Class Delivered  Hull(1)  Dwt    Expiration
---------------- -------   ----- --------- ------  -------- ----------

Vessels Under Construction:

BRAZOS          Handymax           Mar-05    DH      47,000     SPOT
FOX            Handysize     1A    May-05    DH      37,000  Jun-10(P)
THAMES          Handymax     1A    Aug-05    DH      47,000     SPOT
TEVERE         Handysize     1A    Aug-05    DH      37,000  Aug-10(P)
WABASH          Handymax           Feb-06    DH      47,000     SPOT
KANSAS          Handymax           Mar-06    DH      47,000     SPOT
RHINE          Handysize     1A    Mar-06    DH      37,000     SPOT
REPUBLICAN      Handymax           Apr-06    DH      47,000     SPOT
PLATTE          Handymax           May-06    DH      47,000     SPOT
                                                 ----------
Total Vessels Under Construction                    393,000
                                                 ----------
Total with Vessels to be Acquired                 3,899,728
                                                 ==========

(1) "DH" is double hull.

(P) Time charters with profit sharing.

     FORWARD LOOKING INFORMATION

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when new vessels will be delivered by shipyards to the Company and when they may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates of future costs and other liabilities for certain environmental matters and investigations and the expectations concerning insurance coverage therefore; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related offhire days; estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.
     Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability and cost of financing.
     All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

     CONTACT: OMI Corporation
              Fredric London, 203-602-6700